                                                                    Exhibit 12.1


PSF GROUP HOLDINGS, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                     PRO FORMA FOR       FOR THE
                                     FOR THE PERIOD                 FISCAL YEARS ENDED              THE FISCAL YEAR      QUARTER
                                     MAY 13, 1998 TO                                                      ENDED           ENDED
                                     MARCH 27, 1999       MARCH 25, 2000        MARCH 31, 2001        MARCH 31, 2001   JUNE 30, 2001
                                                                  (DOLLARS IN THOUSANDS)


Earnings(loss) from continuing
  operations(a)                           (52,922)             (6,986)                37,140              32,213           17,445
                                          -------              ------                 ------              ------           ------
Fixed Charges
Interest Expense                           17,883              21,265                 24,141              27,952            6,720
Debt Expense and Amortization                 180                 280                    743                 743              207
Interest Factor of Rental Expense             223                 292                    402                 462              126
                                          -------              ------                 ------              ------           ------

Total Fixed Charges                        18,286              21,837                 25,286              29,157            7,053
                                          -------              ------                 ------              ------           ------

Earnings (b)                              (34,636)             14,851                 62,426              61,370           24,498
                                          =======              ======                 ======              ======           ======


Ratio of Earnings to Fixed Charges             (c)                 (d)                  2.47                2.10             3.47

(a) earnings(loss) from continuing operations consists of net income(loss) before income taxes adjusted for minority interest and undistributed earnings or losses from equity investees.

(b) earnings include net income(loss) before income taxes and fixed charges. Fixed charges consist of all interest on indebtedness, amortization of debt expense, and the portion of rental expense which represents an interest factor in these rentals at an assumed rate of 11%.

(c) For the period ended March 27, 1999 the company's earnings were insufficient to cover fixed charges by $52.9 million.

(d) For the fiscal year ended 2000 the company's earnings were insufficient to cover fixed charges by $7.0 million.